Exhibit (a)(6)

Dear Employee:

There [are] [is] less than [one week] [two days] [one day] left for you to exchange your stock options under the Company’s Stock Option Exchange Program.

Reminder: If you wish to participate in the program, your Election Form must be received by me no later than 11:59 P.M., Eastern Time, on January 22, 2004, unless the Offer to Exchange is extended. If you have submitted your Election Form, please ensure that we confirm receipt.

If you have any questions, please immediately contact me at (816) 502-4230 or thompson_linda@interstatebrands.com.

Thank you.

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